Exhibit 5.1
August 24, 2010
First BanCorp.
1519 Ponce de Leon Avenue, Stop 23
San Juan, Puerto Rico 00908-0146

RE:	First BanCorp. Registration Statement on Form S-1 (Registration No. 333-165252)
Ladies and Gentlemen:
I am Executive Vice President and General Counsel to First BanCorp., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), and I am familiar with the filing of the referenced Registration Statement, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the Corporation’s proposed offer to exchange up to 256,401,610 newly issued shares of the Corporation’s common stock, par value $0.10 per share (the “Shares”), for its 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B, 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C, 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D, and 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (collectively, the “Preferred Stock”), on the terms and subject to the conditions set forth in the Registration Statement.
In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Articles of Incorporation and By-Laws of the Corporation and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.
I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.
Based upon the foregoing, I am of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been issued and delivered in exchange for shares of the Preferred Stock in the manner contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

First BanCorp.
August 24, 2010

The opinions expressed herein are limited to the laws of the Commonwealth of Puerto Rico and the federal laws of the United States of America.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Lawrence Odell
Lawrence Odell